DESCRIPTION OF CAPITAL STOCK
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934

General
The following description of the capital stock of BETA Technologies, Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our amended and restated certificate of incorporation, as amended from time to time (the “Amended and Restated Certificate of Incorporation”), amended and restated bylaws, as amended from time to time (the “Amended and Restated Bylaws”) is a summary and is qualified in its entirety by reference to the full text of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, Amended and Restated Investors’ Rights Agreement, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Our Amended and Restated Certificate of Incorporation authorizes capital stock consisting of:
•1,250,000,000 shares of Class A common stock, $0.0001 par value per share;
•10,000,000 shares of Class B common stock, $0.0001 par value per share; and
•50,000,000 shares of preferred stock, par value $0.0001 per share.
As of December 31, 2025, the Company had one class of securities, its Class A common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.
Common Stock
Voting Rights
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class B common stock are entitled to 40 votes per share on any matter submitted to our stockholders. Holders of shares of Class A common stock and Class B common stock generally vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our Amended and Restated Certificate of Incorporation.
Under Delaware law, holders of our Class A common stock or Class B common stock would be entitled to vote as a separate class if a proposed amendment to our Amended and Restated Certificate of Incorporation would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. As a result, in these limited instances, the holders of a majority of the Class A common stock could defeat any amendment to our Amended and Restated Certificate of Incorporation. For example, if a proposed amendment of our Amended and Restated Certificate of Incorporation provided for the Class A common stock to rank junior to the Class B common stock with respect to (1) any dividend or distribution, (2) the distribution of proceeds were we to be acquired or (3) any other right, Delaware law would require the vote of the Class A common stock. In this instance, the holders of a majority of Class A common stock could defeat that amendment to our Amended and Restated Certificate of Incorporation.
Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.
Dividends
Holders of the shares of our Class A common stock and Class B common stock are entitled to receive ratably those dividends, if any, as may be declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Liquidation

In the event of our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock are entitled to share ratably in the remaining assets legally available for distribution.

Holders of our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to subscription, conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below. There are no redemption or sinking fund provisions applicable to our Class A common stock or Class B common stock. The rights, preferences and privileges of the holders of our Class A common stock and Class B common stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Conversion
Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Amended and Restated Certificate of Incorporation, including transfers to family members, any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by Mr. Clark or any such family members, and partnerships, corporations and other entities exclusively owned by Mr. Clark or any such family member. All of the outstanding shares of Class B common stock will convert automatically into shares of Class A common stock upon the earliest to occur following this offering: (i) the death or Disability (as defined in our Amended and Restated Certificate of Incorporation) of Mr. Clark or (ii) Mr. Clark ceasing to provide services to the Company as an officer, employee or director. Once converted into our Class A common stock, the Class B common stock will not be reissued.
Fully Paid and Nonassessable
All outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.
Preferred Stock
Pursuant to the provisions of our Amended and Restated Certificate of Incorporation, our Board is authorized, subject to limitations prescribed by Delaware law to direct us to issue shares of preferred stock in one or more series without shareholder approval. Our Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Warrants
As of December 31, 2025, there were outstanding warrants for 2,552,467 shares of Class A common stock.

The warrants are exercisable upon vesting, and vest subject to the satisfaction of certain milestones related to the Strategic Collaboration Agreement and Joint Technology Development Agreement with GE Aerospace, with any shares that remain unvested on the third anniversary of issuing the warrant vesting on such date if we and GE Aerospace are continuing to work together under such agreements (or a similar arrangement) as of such date.
Anti-Takeover Effects of Provisions of Our Charter, Our Bylaws and Delaware Law
Some provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws could make certain change of control transactions more difficult, including acquisitions of us by means of a tender offer, a proxy contest or otherwise, as well as removal of our incumbent officers and directors. We have opted out of Section 203 of the DGCL. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares. Therefore, these provisions could adversely affect the price of our common stock.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Our Charter and Bylaws
Among other things, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws:
•establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. Our Amended and Restated Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may deter stockholders from bringing matters before the stockholders at an annual or special meeting;
•authorize our Board to issue undesignated preferred stock. This ability makes it possible for our Board to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;
•provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board; provided, however, that, at any time when the outstanding Class B common stock represents at least 35% in voting power of shares of common stock, the stockholders may also fix the number of directors by resolution adopted by the stockholders by written consent in lieu of a meeting;
•provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring in our Board will be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that at any time when the outstanding Class B common stock represents less than 35% in voting power of shares of common stock, any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring in our Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders other than GE Aerospace with respect to its designated director (the "GE Director"));
•provide that, except as otherwise required by law and subject to the rights of the holder of any series of our preferred stock, special meetings of our stockholders may be called by or at the direction of our Board or our chair; provided, however, that at any time when the outstanding Class B common stock represents less than 35% in voting power of shares of common stock, special meetings of our stockholders shall also be called by or at the direction of our Board or our chair at the request of the holders of at least a majority of Class B common stock;
•provide that our Board be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors;
•provide that, at any time when the outstanding Class B common stock represents less than 50% in voting power of shares of common stock, the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of common stock will be required to amend provisions of our Amended and Restated Charter relating to the management of our business, our board of directors, stockholder action by written consent, calling special meetings of stockholders, competition and corporate opportunities, Section 203 of the DGCL, forum selection and the liability of our directors, or to amend, alter, rescind or repeal our Amended and Restated Bylaws; and
•provide that, at any time when the outstanding Class B common stock represents less than 35% in voting power of shares of common stock, directors, other than the GE Director, may only be removed for cause and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock entitled to vote thereon, voting together as a single class.
Forum Selection
Our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any of our current or former director, officer, employee, agent or stockholder to us or to our stockholders, (iii) any action asserting a claim against us or any of our current or former director, officer, employee, agent, or stockholder arising out of or relating to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, (v) any action asserting a claim against us or any of our current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be the Delaware Court of Chancery (or, if and only if the Delaware Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom. Notwithstanding the foregoing, our Amended and Restated Certificate of Incorporation provides that the Delaware Forum Provision will not apply to any action or proceeding asserting a claim under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or any of our director, officer, employee or agent.
Additionally, our Amended and Restated Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the U.S. shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our director, officer, employee or agent. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company (including, without limitation, shares of our common stock) shall be deemed to have notice of and to have consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such provision, if applicable.
Limitation of Liability and Indemnification of Officers and Directors
Our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:
•for any breach of the duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;
•for unlawful payment of a dividend or unlawful stock purchases or redemptions; or
•for any transaction from which the director derived an improper personal benefit.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. We have entered into indemnification agreements with each of our current directors and officers.
Director Designation Right
Our Amended and Restated Certificate of Incorporation provides GE Aerospace with the right to designate one individual for election to our Board (the “Director Designation Right”) for so long as either (i) GE Aerospace beneficially owns at least 6,217,138 shares of Class A common stock or (ii) there is a Commercial Relationship (as defined in the GE Aerospace Letter Agreement).. At any time when GE Aerospace has neither the minimum ownership threshold nor the Commercial Relationship requirement, the Director Designation Right will terminate.
We are required to take all necessary actions to include GE Aerospace nominee in the slate of director nominees recommended by our Board for election by our stockholders, to solicit proxies in favor of the election of such nominee in the same manner as for other Board-recommended nominees, and to fill any vacancies created by the departure of GE Aerospace’s nominee with a new nominee selected by GE Aerospace, subject to applicable law and stock exchange requirements. We will also refrain from amending our charter or bylaws in a manner that would materially and adversely affect these rights. Additionally, if the GE Aerospace-designated director is unable to attend a meeting of the Board, GE Aerospace may appoint a non-voting alternate to attend and observe the meeting.
In addition, pursuant to the Voting Agreement, Mr. Clark has agreed to vote all his shares of the Company’s capital stock entitled to vote and held by him in favor of the director designated pursuant to GE Aerospace’s Director Designation Right at any meeting of the stockholders of the Company and in any written consent of stockholders and in favor of not removing such director without GE Aerospace’s affirmative consent.
Registration Rights
The GE Aerospace Letter Agreement and the Amended and Restated Investors’ Rights Agreement grant Mr. Clark and certain holders of our Class A common stock registration rights, whereby, we will agree to register the sale of shares of our Class A common stock held by holders of our Preferred Stock under certain circumstances, and to provide such stockholders with certain customary underwritten offering, block trade and piggyback rights.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Listing
Our Class A common stock is listed on the NYSE under the symbol “BETA.”